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                                                                    EXHIBIT 99.1

j2 Global Communications Continuing Revenue Grows 126%
Company Forecasts Operating Cash Profitability in Q-2

April 23, 2001-Hollywood, CA - j2 Global Communications, Inc. (NASDAQ: JCOM), today announced its financial results for its first quarter, ended March 31, 2001. Revenue, gross profit, and net loss excluding acquisition related amortization of goodwill and other intangibles were $7.2 million, $3.7 million, and $1.3 million, respectively for the first quarter of fiscal 2001. This compares to revenue, gross profit, and net loss excluding acquisition related amortization of goodwill and other intangibles of $2.9 million, $1.5 million, and $4.6 million for the first quarter of fiscal 2000. Net loss for the first quarters of fiscal 2001 and 2000 were $3.0 million and $5.3 million, respectively.

Excluding acquisition related amortization of goodwill and other intangibles per share net loss was $0.11 and $0.53 for the first quarter's of fiscal 2001 and 2000 respectively.
Net loss was $0.26 for the first quarter of fiscal 2001 compared with $.61 for the first quarter of 2000.

Revenues increased 152% from the first quarter of 2000 to the first quarter of 2001 while our margins remained over 50%. Excluding hardware revenue of $742,000, which will not recur, revenue grew 126%. The company achieved this while operating cash burn for the first quarter of 2001 reduced to $727,000 compared to $2.4 million for the fourth quarter of 2000. Cash and investments available for use in the business totaled $25.7 million at March 31, 2001. All of the above first quarter fiscal 2001 financial results are inclusive of our acquisition of eFax.com on November 29, 2000.

"These positive results are very gratifying and demonstrate that our business remains decisively on track as we continue to experience strong revenue growth and diminished expense growth. Furthermore, our positive results reinforce our expectation that we will achieve cash profitability during the second quarter" stated Richard Ressler, chairman.

Scott Turicchi, executive vice president of business development added "at current revenue levels we have achieved adequate scale to operate at breakeven on a cash basis. Revenue growth beyond this point is supportable on our network with very little additional cost. Therefore our financial goal will be to sustain revenue growth as we meticulously manage our costs to achieve consistent and increasing profitability. We remain confident that even in these tenuous economic times, our business will continue to perform based on the strength of our value proposition and business model."

About j2
j2 provides a variety of business critical communications and messaging services through its global communications/telephony/messaging network. Through three distinct sales channels, Web, Corporate and OEM, j2 provides services to over
4.3 million users around the world through its global network which is capable of billing, customer support, transport, value added applications and local presence on a global basis (4 continents, 157 cities and 14 countries). For a

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streaming video describing j2's corporate sales, click
http://www.j2.com/corporate/corporate.asp. For more information about j2, please visit http://www.j2.com or call 323-860-9200.

Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. Such statements can be identified by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or comparable terms. These statements are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including final adjustments made in closing the quarter and those identified in the Company's filings with the SEC.

eFax and eFax.com are trademarks of eFax.com, a wholly-owned subsidiary of j2 Global Communications, Inc.

CONTACT INFO

Laura Hinson                         Mary Jo Draper
PR Manager                           Ink, inc. PR
j2 Global Communications, Inc.       Kansas City , MO
Hollywood, CA                        816-753-6222
(323) 860-9435                       mjdraper@inkincpr.com
lhinson@j2.com                       ---------------------
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